Exhibit 5(a)

[LETTERHEAD OF MCGUIREWOODS LLP]

April 8, 2009

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Re: Merrill Lynch & Co., Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-158302)

Ladies and Gentlemen:

We have acted as special counsel to Merrill Lynch & Co., Inc., a Delaware corporation (the “Corporation”) in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-158302 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission by the Corporation pursuant to the Securities Act of 1933, as amended. The Registration Statement includes a market-maker prospectus intended for use by the Corporation’s direct or indirect wholly-owned subsidiaries and other affiliates of the Corporation in connection with offers and sales related to secondary market transactions in senior and subordinated debt securities, junior subordinated debt securities, subordinated debentures and guarantees of the Corporation previously duly authorized for issuance by the Board of Directors of the Corporation and issued and initially sold by the Corporation in valid registered offerings pursuant to one of the registration statements listed in note (1) to the Calculation of Registration Fee Table on the cover of the Registration Statement, and which remain outstanding as of the date hereof (the “Securities”).

We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Securities were validly authorized and issued by the Corporation and are binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, receivership, conservatorship, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and similar bank regulatory powers and to the application of principles of public policy.

This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities to be offered and sold by the Corporation’s subsidiaries and other affiliates in market-making transactions. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation, or entity for any purposes whatsoever without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of a copy of this opinion as Exhibit 5(a) to the Registration Statement.

Very truly yours,

/s/ MCGUIREWOODS LLP

McGuireWoods LLP